EXHIBIT 99.1

FROM:	CONTACTS:
SITEL Corporation	Bill Sims, Investor Relations
7277 World Communications Drive	402-963-6810
Omaha, NE 68122

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS THIRD QUARTER 2003 RESULTS

Revenue for the quarter of $208.8 million - Highest in company’s history

A net loss of $0.05 per share recorded

Omaha, NE—October 29, 2003—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the third quarter and nine months ended September 30, 2003.

Summary of results for the third quarter of 2003:

•                  Revenue of $208.8 million, a record quarter.

•                  Comparable revenue up $29.0 million or 16.1% Q3 03 over Q3 02.

•                  Operating loss of $396,000 for Q3 03, down from an operating income of $2.6 million for Q3 02.

•                  Net loss of $3.9 million, or a loss of $0.05 per share, down from breakeven net income and earnings per share for Q3 02.

Third quarter 2003 financial results

SITEL’s third quarter of 2003 revenue was $208.8 million as compared to revenue of $190.7 million in the third quarter of 2002.   In the third quarter of 2003, the Company reported an operating loss of  $396,000 and a net loss of $3.9 million, or a loss of $0.05 per diluted share.   This compares to operating income of $2.6 million, breakeven net income and zero cents earnings per share for the third quarter of 2002.  Revenue of $208.8 million for the third quarter of 2003 increased $29.0 million or 16.1% from comparable revenue of $179.8 million in the third quarter of 2002, which excludes $10.9 million revenue from the Company’s joint venture for certain Latin American countries that ceased to be consolidated effective October 1, 2002.

Commenting on the third quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, stated, “This record revenue quarter reflects the efforts we have been making to enhance our strength in local markets while continuing to expand our leading position as the multi-country service provider to global companies.  Our multiple offshore offerings continue to expand and offer the most comprehensive value proposition for our local and global clients.  These efforts over the past year position us for profitable growth.”

Lynch further stated, “During the quarter, we placed key executives as chief operating officers over groups of business units to oversee the profitability and growth, ensuring that the business units find more efficient ways to serve clients while continuing to maintain our high service quality standards and grow revenue.  We began initiatives during the quarter to improve margins and reduce overhead costs. I am confident that our focused organizational structure will continue to identify and execute on ways to improve profitability. I would also like to welcome Jorge Celaya to SITEL, as announced last week.  Jorge has joined us as Chief Financial Officer and a member of the executive committee.”

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Nine month 2003 financial results

For the first nine months of 2003, the Company reported revenue of $607.4 million and a net loss of $7.1 million, or a loss of $0.10 per diluted share. This compares to revenue of $580.4 million and net income before change in accounting method of $6.3 million, or  $0.08 per diluted share, for the first nine months of 2002. Operating income was $2.1 million for the first nine months of 2003, compared to $19.2 million for the same period of 2002.

Cash flow from operations for the first nine months of 2003 was $ 14.1 million and capital expenditures were $22.9 million.  At September 30, 2003, the Company had $27.6 million in cash and $43.8 million available credit under our credit facility.

Business unit highlights for the third quarter of 2003

The Company was awarded three new client programs, with a combined total of 600 workstations, in Mumbai, India. One program is for a leading computer hardware and software provider, which has awarded SITEL 300 workstations of customer care and technical support to be operational in the fourth quarter of this year. The second program represents 200 workstations of customer service support for a leading travel organization, to commence in the first quarter of 2004.  The third program is for a large financial institution representing 100 workstations which commenced operations in the fourth quarter of this year.

In Panama SITEL was awarded business from a large insurance company to provide customer support for their US customers.

In North America, the Company was awarded business representing 250 workstations to expand an existing relationship with a leading wireless provider to provide customer care to its customers from two contact centers commencing in the fourth quarter of 2003.

SITEL also has expanded relationships with the U.S.’s largest cable and Internet provider, a leading global provider of computing and imaging solutions and services, and two leading financial institutions for a total of 400 workstations.

The Company signed agreements with our largest client, General Motors, extending until January 2005 two of our primary contracts with General Motors.

Mr. Lynch concluded, “I am encouraged by our organizational efforts to find ways to increase efficiencies, reduce costs and drive profitability while maintaining our growth.

Our entire organization is committed to leveraging our growth and positioning SITEL for consistent profitability.”

Outlook

For the fourth quarter of 2003, the Company expects revenue to be within a range of $210 million to $218 million and earnings per share of  $0.01 to $0.02.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss third quarter 2003 financial results tomorrow, October 30, 2003 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-888-273-9887 and for international callers, please dial 1-612-332-0819.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 702306, starting at 12:00 p.m. ET on October 30, 2003 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL, a leading global provider of contact center services, empowers companies to grow by optimizing contact center performance and unlocking customer potential. SITEL designs, implements and operates multi-channel contact centers to enhance company performance and growth. SITEL manages nearly 2.0 million customer contacts per day via the telephone, web, e-mail, fax and traditional mail. SITEL employees operate contact centers in 22 countries, offering services in 25 languages and dialects. Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects”, “will”, and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, contract termination provisions, delays in ramp up of services, customer demand for client products and services, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, accounting requirements associated with evaluation of asset impairment, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, risks associated with operating a global business, and dependence on credit availability. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(in thousands, except per share data)		(in thousands, except per share data)

Revenues	$208,755	$190,670	$607,415	$580,449

Operating expenses:
Direct labor and telecommunications expenses	124,899	107,360	357,335	330,027
Subcontracted and other services expenses	13,799	15,099	40,352	40,590
Operating, selling and administrative expenses	70,453	64,135	206,840	189,230
Asset impairment and restructuring expenses	—	1,444	796	1,444
Total operating expenses	209,151	188,038	605,323	561,291

Operating income (loss)	(396)	2,632	2,092	19,158

Other income (expense):
Interest expense, net	(2,993)	(2,781)	(8,591)	(8,317)
Equity in earnings of affiliates	518	1,119	1,458	2,466
Other, net	(317)	(194)	418	(417)
Income (loss) before income taxes and minority interest	(3,188)	776	(4,623)	12,890

Income tax expense	651	303	2,090	5,027
Minority interest	107	456	415	1,597
Income (loss) before change in accounting method	(3,946)	17	(7,128)	6,266
Cumulative effect of a change in accounting for goodwill	—	—	—	18,399

Net income (loss)	$(3,946)	$17	$(7,128)	(12,133)

Other data:
Weighted average common shares outstanding:
Basic	73,584	74,224	73,969	74,221
Diluted	73,584	74,255	73,969	74,366

Basic:
Income (loss) before change in accounting method	$(0.05)	$0.00	$(0.10)	$0.08
Cumulative effect of change in accounting for goodwill	—	—	—	0.25
Net Income (loss)	$(0.05)	$0.00	$(0.10)	$(0.16)

Diluted:
Income (loss) before change in accounting method	$(0.05)	$0.00	$(0.10)	$0.08
Cumulative effect of change in accounting for goodwill	—	—	—	0.25
Net Income (loss)	$(0.05)	$0.00	$(0.10)	$(0.16)

Depreciation and Amortization	$9,344	$8,458	$27,702	$25,564

Certain prior-year amounts have been reclassified to conform with the current year’s presentation.

SITEL Corporation

Preliminary Balance Sheet Data - Third Quarter 2003 Earnings Release

(in millions)

(Unaudited)

	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03

Cash	$26.1	$34.1	$36.2	$31.5	$27.6
Accounts Receivable	$140.3	$128.6	$125.6	$139.6	$151.1
Total Current Assets	$188.2	$183.7	$183.1	$195.0	$202.4
Total Assets	$376.9	$352.0	$351.9	$369.6	$374.5
Total Current Liabilities	$107.9	$103.0	$99.0	$116.4	$124
Long-Term Debt and Capital Leases, net	$106.8	$107.3	$108.0	$108.0	$108.9
Total Debt - Short-Term and Long-Term	$111.1	$114.7	$112.5	$115.1	$119.2
Total Liabilities	$216.6	$212.0	$208.8	$226.2	$234.7
Total Equity	$152.5	$139.2	$142.1	$142.3	$138.5

Revenue Statistics -Third Quarter 2003 Earnings Release

(Unaudited)

Service Mix % of Total Revenue	Q302	Q402	2002	Q103	Q203	Q303

Customer Acquisition	27.3%	26.2%	26.7%	26.0	25.2%	24.5%
Customer Care	52.2%	54.5%	54.0%	53.6%	53.4%	54.4%
Technical Support	10.2%	8.8%	10.3%	10.3%	12.5%	13.3%
Risk Management	8.0%	7.8%	7.1%	8.6%	6.8%	6.6%
Other	2.3%	2.8%	2.0%	1.7%	2.1%	1.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix % of Total Revenue	Q302	Q402	2002	Q103	Q203	Q303
North America	61.9%	62.3%	62.9%	58.9%	54.8%	58.7%
Europe	27.6%	32.8%	27.6%	36.0%	39.9%	35.6%
Asia Pacific	3.6%	3.9%	3.7%	3.9%	3.7%	4.0%
Latin America	6.9%	1.1%*	5.9%	1.2%	1.6%	1.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

*  Changed to equity method of accounting due to a restructuring of a joint venture in Latin America.

Industry Mix % of Total Revenue	Q302	Q402	2002	Q103	Q203	Q303
Insurance	11.5%	10.9%	11.3%	11.2%	9.8%	9.0%
Financial Services	21.8%	21.3%	20.8%	20.6%	18.0%	16.5%
Consumer Products	25.5%	30.8%	28.1%	26.5%	26.1%	29.1%
Technology	10.0%	11.2%	10.2%	17.7%	20.3%	21.1%
Energy and Utilities	7.7%	7.8%	7.5%	8.0%	7.8%	7.4%
Telecommunications, ISP, and Cable	20.6%	17.8%	20.3%	12.6%	14.2%	14.2%
Other	2.8%	0.4%	1.9%	3.5%	3.8%	2.7%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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